EXHIBIT 99.1

PRESS RELEASE

Factual Data Corp. Reports Record Revenue, EPS and EBITDA for First Quarter

LOVELAND, Colo., April 24, 2003...Factual Data Corp., (Nasdaq: FDCC), announced today revenue of $21.0 million, net income of $2.9 million and diluted earnings per share (“EPS”) of $0.47 for the quarter ended March 31, 2003.

Total revenue for the quarter ended March 31, 2003 increased 55.6 percent to $21.0 million from $13.5 million reported for the same period in 2002. Net income was $2.9 million or $0.47 diluted EPS, as compared with $1.3 million, or $0.21 diluted EPS, reported for the same period in 2002. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended March 31, 2003 was $6.5 million as compared to $3.5 million for the same period in 2002.

“We are excited about our continued success in obtaining new market share and increasing organic growth from national and major mortgage providers,” said Jerry Donnan, chairman and chief executive officer. “There was a 153.7 percent increase in the first quarter of 2003 in national and major account revenue over the first quarter of 2002. This figure represents an increase that is significantly above market gains in the mortgage industry and was achieved with no acquisitions made since April 1, 2002. While it has been another favorable quarter for the mortgage industry and, according to various industry leading publications, mortgage originations and refinances are projected to remain strong throughout the year, we have once again outpaced our competitors in profitability and market share growth with superior technology and 98 percent of our customer service work completed within four hours,” continued Jerry Donnan.”

“Our portfolio reviews continue to be very popular with many investment banking firms examining pools of loans for purchase. This service has grown significantly with a 750 percent increase in the first quarter of 2003 over the same period of 2002. Revenue in our non-mortgage divisions also grew 23 percent over 2002 results, emphasizing our ability to grow rapidly and profitably in new markets with our superior technology platform, even in markets challenged by economic factors. Our positioning and new presence on leading national automated underwriting delivery platforms and decisioning systems should continue to fuel our market share gains for mortgage and non mortgage related products and services in 2003 and beyond,” stated Jerry Donnan.

“We continue to leverage our technology in all our service lines,” said Jerry Donnan, “and have succeeded in the promotion of our newer services such as FDinsight in a new relationship with Sparkfly for third party verification; Direct Lender Services for providing Banker Systems, Inc. and GulfPak Corporation with a credit module; and a contract with the State of Colorado Department of Revenue for management and distribution of motor vehicle records. We can even provide industries other than the mortgage industry access to our bundled services offering, TruSelect. For all of our reports, we are proud to include an OFAC list (Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons) search free of charge.”

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“Our strategy to leverage our technology to reduce costs and expenses as a percentage of revenue and increase our margins has also been a success, said Todd Neiberger, Factual Data’s chief financial officer. “Our operating expenses have decreased as a percentage of revenue over 7 percent while our net income has increased over 4 percent as a percentage of revenue,” continued Mr. Neiberger.

Shareholders and other interested parties may access the previously announced earnings call today at 3:00 p.m. Eastern Standard Time (12:00 p.m. Pacific Standard Time). The US/Canada dial-in number is (888) 299-7304, conference topic: Factual Data 1st Quarter 2003 Earnings Release. The call will be broadcast live and then via replay for one week at (800) 642-1687 OR (706) 645-9291, conference ID 9774292, from April 24, 2003 at 4:00 p.m. Eastern time until midnight on May 1, 2003.

About Factual Data Corp.

     Factual Data Corp. provides a wide range of customized information services to businesses across the United States that assist them in making critical decisions, such as determining whether to make a mortgage or other loan, offer employment, accept new tenants, or enter into a business relationship. Factual Data specializes in providing customized mortgage credit reports and other mortgage related services, consumer credit reports, employment screening, resident screening, and commercial credit reports.

     Factual Data’s customers include mortgage lenders and independent mortgage brokers, consumer lenders, employers, property managers, and other business customers desiring information regarding creditworthiness and other matters. Factual Data is an industry leader in delivering its service offerings over the Internet and in utilizing technology and customer service to provide its services with the speed, reliability, accuracy and customization that industry participants increasingly demand. Factual Data markets its services through its website, www.factualdata.com, and nationally through offices located in major metropolitan areas. Factual Data’s common stock trades on the Nasdaq National Market® under the symbol “FDCC.” For more information visit www.factualdata.com.

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995 — With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. Factual Data’s actual results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in interest rates; strength of market demand for Factual Data’s services; the effects of seasonality in the housing market; actual financial impact of new financial accounting standards; competition; the success of Factual Data’s consolidation plan; Factual Data’s ability to manage growth; Factual Data’s ability to successfully develop and market new technology and services, and political and military uncertainties. Please refer to documents that Factual Data Corp. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

SOURCE: Factual Data Corp.
CONTACT: Daena Lee, Investor Relations Specialist, Factual Data Corp., 970-663-5700, ext. 243, daenal@factualdata.com.

FACTUAL DATA CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	As of December 31, 2002	As of March 31, 2003

	(in thousands)
Balance Sheet Data:
Cash	$7,827	$9,887
Current assets	16,205	20,231
Total assets	53,508	57,286
Current liabilities	14,168	15,947
Long-term debt	3,766	3,009
Capitalized lease obligation -license agreements	4,559	4,321
Shareholders’ equity	31,015	34,009

FACTUAL DATA CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	March 31,

	2002	2003

Revenue:
Mortgage services	$11,234,457	$18,171,082
Consumer services	1,600,105	1,914,605
Other services	654,689	866,437

Total revenue	13,489,251	20,952,124

Operating expenses:
Costs of services	7,185,912	10,993,851
Selling, general, and administrative	2,817,241	3,551,595
Depreciation and amortization	993,797	1,210,885
Acquisition consolidation costs	109,111	—

Total operating expenses	11,106,061	15,756,331

Income from operations	2,383,190	5,195,793
Other income (expense):
Other income	105,567	126,545
Interest expense	(405,255)	(294,290)

Total other expense	(299,688)	(167,745)

Income before income taxes	2,083,502	5,028,048
Income tax expense	787,334	2,090,978

Net income	$1,296,168	$2,937,070

Earnings per share:
Basic	$.21	$.47
Diluted	$.21	$.47

Weighted average shares outstanding:
Basic	6,120,663	6,190,884
Diluted	6,175,776	6,245,593

Supplemental Information:
Net income	$1,296,168	$2,937,070
Add back:
Interest expense	405,255	294,290
Income tax expense	787,334	2,090,978
Depreciation and amortization	993,797	1,210,885

EBITDA (a)	$3,482,554	$6,533,223

(a)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating Factual Data Corp. Our measure of EBITDA may not be the same as similar measures described by other companies.